Exhibit 10.2

PROMISSORY NOTE

January 10, 2005

FOR VALUE RECEIVED,      (the “Purchaser”), promises to pay to Genetronics Biomedical Corporation, a Delaware corporation (the “Holder”), or its registered assignees, the principal sum of $     Dollars or such lesser amount as shall equal the outstanding principal amount hereof. All principal shall be due and payable on September 30, 2005 unless paid earlier further to the provisions of Section 4 herein (the “Due Date”), unless mandatory prepayment of this Note has occurred prior to such date as provided in Section 4 hereof (“Mandatory Prepayment”). Notwithstanding any Mandatory Prepayment of this Note, this Note may be prepaid in whole or in part without penalty at the discretion of the Purchaser at any time prior to the Due Date. This Note is made further to that Securities Purchase Agreement by and among the Company and the Purchasers listed on Schedule 1 attached thereto (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Payments. All payments of principal in respect of this Note shall be made (i) in lawful money of the United States of America in same day funds or (ii) with shares of the Holder’s Series C Cumulative Convertible Preferred Stock valued at the Liquidation Preference (as defined in the Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock of the Holder) thereof plus any accrued and unpaid dividends thereon, at the principal office of the Holder located at 11199 Sorrento Valley Road, San Diego, CA 92121, or at such other place as Holder may designate in writing.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay or Other Defaults in Performance. The Purchaser fails to pay the principal amount due on this Note on the Due Date.

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Purchaser shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Purchaser or of all or a substantial part of the property thereof or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Purchaser or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

3. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding principal payable by the Purchaser hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Further, the Purchaser’s Tranche A Investment Amount that the Purchaser paid to the Holder shall be forfeited and the Purchaser’s Shares held by the Escrow Agent pursuant to that certain Escrow Agreement dated as of the date hereof, which was entered into by and among the Company, the Purchasers and the Escrow Agent, shall be automatically cancelled. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4. Mandatory Prepayment. The Holder may in its sole discretion, by at least thirty-days’ prior written notice to the Purchaser (the “Notice”), require Mandatory Prepayment of this Note, provided that (i) the Daily Market Price (as defined in the Warrant of even date herewith issued to the Purchaser) for at least five (5) of the previous fifteen (15) trading days is equal to or greater than $6.50, (ii) either all of the Common Shares issuable upon payment of this Note (as provided in the Purchase Agreement) (A) are then registered under an effective registration statement or (B) may be sold pursuant to Rule 144 during a three-month period without registration under the Securities Act, (iii) sufficient shares of Common Stock of the Holder are authorized and reserved for issuance upon payment of this Note and (iv) the Common Shares issuable upon payment of this Note are then listed on every stock exchange, market or bulletin board on which the Common Stock of the Holder is then listed. The Notice shall set forth a date, not less than thirty days after the date of the Notice, on which the Mandatory Prepayment of this Note shall occur (the “Mandatory Prepayment Date”). On the Mandatory Prepayment Date, the Purchaser shall pay the Holder by certified check or wire transfer an amount equal to the unpaid principal balance and all accrued but unpaid interest. Nothing in this Section 4 shall prevent the prepayment of this Note at the discretion of the Purchaser at any time prior to the Mandatory Prepayment Date.

5. Successors and Assigns. The rights and obligations of the Purchaser and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Purchaser and Holder.

7. Assignment by The Purchaser. This Note and the rights, interests or obligations hereunder may be assigned, in whole or in part, by the Purchaser.

8. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth on the register maintained by the Purchaser. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

9. Default Rate; Usury. In the event that any payment of principal provided for herein is not paid by the Purchaser when due (including the entire unpaid balance of this Note in the event such amount is made immediately due and payable pursuant to the terms hereof), then the Purchaser shall pay interest on such amounts not paid when due at a rate per annum equal to two percent (2%). In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Expenses; Waivers. If action is instituted to collect this Note, the Purchaser promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, and costs, incurred in connection with such action. The Purchaser hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

11. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

12. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Purchaser and the Holder hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, or other documents entered in connection herewith or the transactions contemplated hereby.

13. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14. Severability. In case any one or more of the provisions contained in this Agreement shall be deemed invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Miscellaneous. In the event the Holder at any time discovers that this Note contains an error that was caused by clerical mistake, calculation error, computer error, printer error, or similar error, the Purchaser agrees, upon notice from the Holder to execute any amendment or modification hereto that is necessary to correct any such errors, and the Purchaser also agrees not to hold the Holder responsible for any damage resulting from such error. If this Note is lost, stolen, mutilated or destroyed, and the Holder delivers to the Purchaser an indemnification in the Purchaser’s favor, signed by the Holder, the Purchaser will sign and deliver to Holder, a note identical in form and content which will have the effect of the original Note for all purposes.

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IN WITNESS WHEREOF, the Purchaser has caused this Note to be issued as of the date first written above.

By:
Name:
Title:

Accepted and Agreed by Holder:

Genetronics Biomedical Corporation,
a Delaware corporation

By:

Name: Title:	Avtar Dhillon Chief Executive Officer

SCHEDULE OF PROMISSORY NOTES

Name of Purchaser	Promissory Note
Verdas Invest Ltd.	$2,430,000.00
BayStar Capital II, L.P.	$2,400,000.00 (1)
SRG Capital, LLC	$160,000.00 (2)

TOTAL	$4,990,000.00

(1) Purchaser has option to repay in the form of 240 shares of Genetronics Biomedical Corporation Series C Preferred Stock, which has a liquidation value of $2,400,000.

(2) Purchaser has option to repay in the form of 16 shares of Genetronics Biomedical Corporation Series C Preferred Stock, which has a liquidation value of $160,000.